CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated November 21, 2014, with respect to the financial statements of Wells Fargo Advantage Diversified Capital Builder Fund, Wells Fargo Advantage Diversified Income Builder Fund, and Wells Fargo Advantage Index Asset Allocation Fund (collectively referred to as the Wells Fargo Advantage Allocation Funds), three of the funds comprising the Wells Fargo Funds Trust, as of September 30, 2014, incorporated herein by reference and to the reference to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

January 23, 2015